Exhibit 10.26

Consulting Agreement

Medical Advisory Agreement: Field of Orthopedic Surgery

ADVISORY BOARD AGREEMENT

Director of Medical Practice Strategy / Director Medical (“DM”)

NON AFFILIATE / NON FIDUCIARY CONSULTING POSITION

Tauriga Sciences Inc.

4 Nancy Court, Suite # 4

Wappingers Falls, NY 12590

TITLE FOR Dr. Craig Loucks: ADVISORY BOARD (Medical)

AGREEMENT DURATION: 24 Months (May 15, 2021 thru May 14, 2023)

This Comprehensive Consulting Agreement (this “Agreement”) is made effective as of May 15, 2021 by and between Tauriga Sciences Inc. (OTCQB: TAUG) (“TAUG” or “Tauriga”), a Florida corporation, with a principal address of 4 Nancy Court, Suite # 4 / Wappingers Falls, NY 12590 and Dr. Craig Loucks (“Dr. Loucks” or “Dr. L” or “DM”), an individual, with its mailing address at 145 Inverness Drive E., Suite # 220 // Englewood, Colorado 80112 .

W I T N E S S E T H:

WHEREAS, Tauriga is engaged in the manufacture, sale and distribution of a CBD Infused Chewing Gum Product Line (branded as Tauri-Gum™) (the “Products”) initially focusing on the Medical Practice Business Segment (Additionally: Medical/Orthopedists);

WHEREAS, Tauriga is the owner or exclusive United States licensee, with authority to sublicense, of the trademarks listed on Exhibit A hereto, and all service marks, designs, logos, trade names, advertising, commercial symbols and slogans used in connection with Products (as defined below) (collectively or separately, the “Trademarks”) for the Products and/or such other products that may become subject to this Agreement;

WHEREAS, Dr. L is engaged in the field of Orthopedic Surgery in Colorado and has relationships with numerous medical practices, physicians, and other helpful contacts – across the United States of America.

WHEREAS, Tauriga and Dr. L have agreed that the Date of Execution shall be defined as: May 15 2021.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this agreement, the parties agree as follows:

I. INTRODUCTIONS TO MEDICAL PRACTICES.

THREE DISTINCT CBD Infused Chewing Gum Flavors - Tauri-Gum™ Flavors (Mint, Blood Orange, Pomegranate) and Plant Based Gummy Product, branded as: Tauri-Gummies. As recently disclosed, Two CBG Infused Chewing Gum Flavor – Tauri-Gum™ (Peach-Lemon and Black Currant), and One Immune Booster version (Pear Bellini).

I. TAURIGA OBLIGATIONS.

1. Marketing Support. Dr. L. and Tauriga shall from time to time during the term of this Agreement, no less frequently as annually, mutually determine promotional and marketing programs

2. Materials to be Furnished by Tauriga. Tauriga shall furnish to Dr. L. technical and sales promotional materials, brochures, bulletins, and specification data on Products from time to time. Such materials will be furnished in reasonable quantities at no cost to Dr. L.

3. Intellectual Property. During the Term, Tauriga hereby grants to Dr. L. a limited, non-transferrable, non-exclusive license to use the Trademarks and Other IP Tauriga shall fill promptly all orders from DM for Products and for other items to be provided by Tauriga hereunder.

4. Tauriga shall promptly pay or credit to Dr. L.’s account, when due, not less frequently than monthly, all approved and verified credits, discounts, allowances, incentive payments, bill backs or other reimbursements due DM pursuant to any program to which the parties may agree.

5. Tauriga represents and warrants that:

(a) the Products upon delivery to Dr. L.,

(i) shall be pure and wholesome, fit for human use, merchantable and free from all defects,

(ii) shall, in all instances, comply with all applicable Federal, state or local laws and regulations, in all respects, including without limitation, beverage quality, labeling, identity, quantity, packaging, and returnable container or deposit requirements;

(iii) shall not be adulterated and misbranded within the meaning of those terms under the Federal Food, Drug and Cosmetic Act, as amended, and shall not be an article or articles which may not, under the provisions, of said Act, be introduced into interstate commerce;

(iv) shall not be adulterated or misbranded within the meaning of the Federal Insecticide, Fungicide, and Rodenticide Act, the Federal Hazardous Substances Act, or any applicable state act or any other applicable Federal, state, or local law or regulation; and

(v) when delivered to Dr. L., shall have a remaining shelf life of not less than twelve (12) months, the expiration of which shall be clearly marked on the outside of all cartons and pallets;

(b) it is the owner or exclusive U.S. licensee of the Trademarks and Other IP, that it has the right to license the Trademarks and Other IP to Dr. L. throughout the Term of this Agreement, and that Dr. L.’s use of the Trademarks and Other IP as provided by this Agreement will not infringe or violate the rights of any third party; and

(c) it is free to enter into this Agreement and is not under any obligation, written or otherwise, to any other party which would prevent Tauriga from complying with all the terms and conditions of this Agreement

II. CONSIDERATION. In addition to any other amounts due to Dr. L. hereunder, Tauriga shall pay and/or deliver the following:

1. Restricted Stock. Tauriga shall issue and deliver 1,100,000 shares of TAUG common stock to Dr. L., fully paid for and vested upon the execution of this Agreement. The Rule 144 date, shall commence on May 15, 2021

2. CASH Payments: $4,000 Each Quarter (for duration of Agreement / which commenced during 1st Fiscal Quarter 2022) . . . 8 Total Payments (1st Payment has been paid as of June 10, 2021)

III. TERMINATION

1. Subject to Section VI(5) below, either party shall have the right to terminate this Agreement upon the other party’s failure to perform any of its material obligations contained in this Agreement, provided however that the non- breaching party shall first give notice to the breaching party (within ten (10) days of knowledge of the breach) of each such failure and the breaching party shall have twenty (20) days after receipt of each such notice to cure such failure. If such breach is not cured within such period, the non-breaching party may terminate this Agreement and seek any other remedies available to it under law or equity. Notwithstanding the foregoing, in the case of a breach in the payment for Products (not in reasonable dispute by DM), MM shall have only five (5) days after receipt of notice to cure such failure, provided, that, DM will only be afforded a maximum of two (2) opportunities to cure payment defaults during each calendar year of the term of this Agreement.

2. In addition, if either Party shall file a voluntary petition in bankruptcy, be declared bankrupt, make an assignment for the benefit of creditors, or suffer the appointment of a receiver or trustee of its assets or is declared insolvent, that party shall be in breach of a material obligation of this Agreement, and the non- breaching Party may immediately terminate this Agreement upon written notice to the breaching Party.

3. Except for Section VI(5) below, nothing contained herein shall be deemed to limit either Party’s right to obtain damages or equitable relief if either Party shall breach its obligations under this Agreement. All remedies shall be cumulative and are intended to be, and shall be non-exclusive.

4. Subject to Section VI(5) below, Tauriga may terminate this Agreement without cause, in its sole discretion, at any time upon sixty (60) days advanced written notice to DM.

5. Payout.

VII. Dr L. AS AN INDEPENDENT CONTRACTOR. DM and Tauriga shall remain independent contractors and nothing herein shall be interpreted as the parties hereto acting in concert or as joint venturers or partners. Except as specifically set forth herein, DM and Tauriga do not convey to each other any property interest in the other’s corporate name, Trademarks or intellectual property. DM has not paid nor agreed to pay any fee or other consideration for the rights conferred on it hereby, and agrees that it is not a franchisee within the meaning of, and hereby expressly waives, to the fullest extent permitted by law, the benefits of and any claim under, any statute or rule regulating franchises, distribution agreements or similar matters, or any so- called franchisee or distributor protection, or business opportunity or dealership, laws.

VIII. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each party. This Agreement is not assignable by either party without the prior express written consent of the other party, and any purported assignment without such consent shall be null and void. Notwithstanding the foregoing, DM may assign this Agreement to a subsidiary of or other affiliated entity in common control with DM without Tauriga’s consent upon written notice to Tauriga of such assignment, so long as DM remains primarily liable for its obligations.

IX. INDEMNIFICATION

1. Dr. L shall indemnify, hold harmless and defend Tauriga, its affiliates and their respective officers, directors and employees from any and all loss, liability, claim, damage, including but not limited to, claims of injury or death to person or damage to property, and expenses (including reasonable attorney’s fees) which they, or any of them, may suffer or incur as a result or arising out of the distribution or other activities of Dr. L under this Agreement including any intentional or negligent act/or omission to act by Dr. L or any of its employees, agents officers or directors.

2. Tauriga shall indemnify, hold harmless and defend DM, its affiliates and their respective officers, directors and employees from any and all loss, liability, claim, damage, including but not limited to, claims of injury or death to person or damage to property, and expenses (including reasonable attorney’s fees) which they, or any of them, may suffer or incur as a result or arising out of the breach of any representation or obligation under this Agreement, and/or with respect to the Products, or the manufacturing, distribution or other activities of Tauriga under this Agreement, including any intentional or negligent act/or omission to act by Tauriga or any of its employees, agents, officer or directors.

3. In any claim for indemnification under this Agreement, the party seeking indemnification (the “Indemnitee”) shall give written notice to the other party against which such indemnification is sought (the “Indemnitor”) with reasonable promptness after notice of any claim or suit involving, or which could involve, an indemnifiable claim under this Agreement. Notwithstanding anything to the contrary provided in this Agreement, in any action in which such third party claims are asserted against the Indemnitee (whether or not such claim is covered by insurance), the Indemnitee shall assert his, her or its right of indemnification against the Indemnitor in that action, by whatever procedural options are available to the Indemnitee. If the Indemnitor has acknowledged in writing its obligation to indemnify the Indemnitee in respect of third-party claim, the Indemnitee shall not settle or otherwise compromise such claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, unless this condition violates the provisions of the Indemnitor’s liability insurance policy. The parties shall cooperate with one another in the defense of any indemnifiable claim.

X. INSURANCE. Tauriga maintains a product Liability Insurance Policy of $10,000,000 as of March 1, 2021

XI. AUTHORITY. The undersigned persons executing this Agreement hereby certify that they are duly authorized and empowered by the governing board of their respective company or corporation, and the articles and bylaws and/or operating agreement, as applicable, thereof, to execute and deliver this Agreement.

XII. FORCE MAJEURE

1. A party’s obligation hereunder shall be suspended if such party is prevented from performing its obligations as a result of fire, flood, explosion, accident, breakdown of machinery, product tampering by third parties, governmental acts, laws or regulations (other than government action in response to public health violations by such party), war, terrorism, labor difficulties, any act of God or any other cause not within such party’s control, which, by the exercise of reasonable due diligence, such party is not able to avoid or overcome within a reasonable period of time (each, a “Force Majeure”).

2. If Dr. L is the party that is unable to perform its obligations under this Agreement during the event of Force Majeure, upon the occurrence of a Force Majeure event, DM shall assess in good faith, the projected duration of the Force Majeure event. If DM reasonably anticipates the duration will be sixty (60) days or less, DM will notify Tauriga in writing of the anticipated duration, and Tauriga may distribute its products through another distribution channel

3. Notwithstanding any other provision of this Agreement, if a Force Majeure event continues for more than ninety (90) days, the party whose performance is not impaired by such Force Majeure event may terminate this Agreement upon written notice to the other party, and such termination shall be with cause.

XIII. WAIVER. Failure of either party at any time to require performance by the other party of any provision of this agreement shall in no way affect the full right to require such performance at any time thereafter. The waiver of either party to any provision of this Agreement shall not be taken or held to be a waiver of any succeeding breach of such provisions or as a waiver of the provision itself.

XIV. GOVERNING LAW; JURISDICTION. The parties agree that this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. EACH OF THE PARTIES CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT, SHALL BE BROUGHT EXCLUSIVELY IN ANY COURT OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE, IN THE COUNTY OF NEW YORK. EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDINGS. EACH OF THE PARTIES AGREES THAT PERSONAL JURISDICTION OVER IT MAY BE OBTAINED BY THE DELIVERY OF A SUMMONS (POSTAGE PREPAID) IN ACCORDANCE WITH THE PROVISIONS OF SECTION XX OF THIS AGREEMENT. ASSUMING DELIVERY OF THE SUMMONS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 19 OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OF FORUM NON CONVENIENS OR ANY SIMILAR BASIS. EACH PARTY WAIVES TRIAL BY JURY IN ANY PROCEEDING HEREUNDER.

XV. ARBITRATION. All disputes under this Agreement that cannot be resolved by the parties shall be submitted to arbitration under the rules and regulations of the American Arbitration Association. Either party may invoke this paragraph after providing thirty (30) days’ written notice to the other party. All costs of arbitration shall be divided equally between the parties. Any award may be enforced by a court of law.

XVI. PRESS RELEASES. Dr. L acknowledges that Tauriga may be required to issue press releases from time to time as a reporting company subject to the requirements of the Securities Exchange Act of 1934 Act (the “34 Act”) regarding material events relating to any matter directly or indirectly pertaining to the Agreement, the results therefrom and/or the course of conduct of the Parties relating thereto. In this regard, Tauriga acknowledges and agrees that it shall not issue any press release referring, directly or indirectly, to the Agreement, DM and/or any of its affiliates, without the prior written approval of DM.

XVII. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

XVIII. MODIFICATION OF AGREEMENT. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing and signed by each party or an authorized representative of each party.

XIX. EFFECT OF PARTIAL INVALIDITY. The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

XX. NOTICES. Any notice provided for or concerning this Agreement shall be in writing and shall be deemed sufficiently given when sent a nationally recognized overnight courier service to the persons and address as set forth below:

For Dr. L or DM.: Dr. Craig Loucks

Orthopedic Surgeon

145 Inverness Drive E., Ste # 220 Englewood, Colorado 80112

Attn: Dr. Craig Loucks

For Tauriga: Tauriga Sciences Inc.

4 Nancy Court, Suite # 4 Wappingers Falls, NY 12590 Attn: Seth M. Shaw, CEO

XXI. PARAGRAPH HEADINGS. The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

XXII. COUNTERPARTS AND FAX SIGNATURES. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument. The parties agree that a facsimile or digital signature of a party hereto shall be deemed to be as legally effective and binding as a signed original; provided, however, any party providing a fax or digital signature shall be required to promptly forward a signed original to any requesting party.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

Tauriga Sciences Inc.

By:
Name:	Seth M. Shaw
Title:	Chief Executive Officer,

Date Effective: May 15, 2021

Dr. Craig Loucks

By:
Name:	Dr. Craig Loucks
Title:	Medical Advisor

EXHIBIT A